EXHIBIT 4.4

To
Mikroman Madencilik Mining
Hisarardi Koyo
Yatagan Mugla
Turkey

Dear Murat, Serhat, Karabay,

Following our discussions, and in continuation with the Agreement entered between us on 2012 here is a summary of our agreement re supply during 2016.

     1.     Estimated Quantities and binding orders and supply

Caesarstone’s working plan for year 2016 is as follows:

Product		Quantity 2016
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*

The above is Caesarstone’s working plan with a non-binding purchases projection from Mikroman for year 2016 (the “Estimated Quantities”) for the abovementioned products (the “Products”). Caesarstone’s actual orders may significantly differ from the Estimated Quantities. As always, Caesarstone will deliver to Mikroman a binding Purchase Order on a monthly basis, and Mikroman shall supply to Caesarstone all such Purchase Orders (in accordance with the specifications set in writing by Caesarstone) up to the Estimated Quantities.

2. Prices – For quantities of the Products that shall be ordered by Caesarstone during year 2016, Mikroman will charge from Caesarstone the following:
a. For * - US$* (* US Dollars) per ton.
b. For * -
- * tons/month of * - US$* (* US Dollars) per ton.
- * tons/month of * - US$* (* US Dollars) per ton

3. Payment terms – for Products that shall be ordered by Caesarstone during year 2016 payment terms shall be the same as applied between the parties hereto during year 2015.

4. The products will be supplied by Mikroman in a timely manner and in accordance with Caesarstone’s quality standards and specifications as will be updated by Caesarstone in writing from time to time, in accordance with each Caesarstone’s purchase order.

5. Mikroman will maintain in confidence the terms of this agreement as well as any other confidential information of Caesarstone without time limitation.

6. This agreement and its performance will be governed by the English law and subject to the jurisdiction of the competent courts in England. Without derogating from the generality and validity of the foregoing, Caesarstone shall be entitled, at its sole discretion, to initiate legal proceedings related to this Agreement in Turkey, and in such case only same proceeding will be subject to the jurisdiction of the competent courts in Turkey.

7. This Agreement constitutes the entire agreement between Mikroman and CaesarStone, and all prior understandings and/or commitments of any of the parties with respect to the matters covered herein are superseded and null.

 * Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.